                                                           Exhibit No. EX-99.a.3

                                 ASSETMARK FUNDS

                              OFFICER'S CERTIFICATE

THE  UNDERSIGNED,  Secretary of AssetMark  Funds (the  "Trust"),  a multi-series
Delaware  statutory  trust  registered  as an  open-end,  management  investment company  under the  Investment  Company  Act of 1940,  as  amended,  does hereby certify the following:

1. Attached  hereto as Exhibit A is a true and correct copy of the Agreement and
Declaration of Trust of the Trust in effect on the date hereof.

2. That the following preambles and resolutions designating eight initial series of  shares  of  beneficial  interest  of the  Trust  were  duly  adopted  at the organizational  meeting of the Board of  Trustees of the Trust held on March 29,
2001,  all in accordance  with the laws of the State of Delaware and pursuant to
Article III,  Sections 1, 5 and 6 of the Trust's  Agreement and  Declaration  of
Trust,  and  that  such  resolutions  are  incorporated  by  reference  into the
Declaration of Trust in accordance with Article III, Section 6 thereof:

     WHEREAS,  Section 1 of Article III of the Agreement and  Declaration of the
     Trust provides that the beneficial interest of the Trust shall at all times be divided into shares, all without par value, and Section 6 of Article III authorizes  the Board of Trustees of the Trust to establish  and  designate the separate  series of the Trust,  and to divide such series into separate classes of shares, with such variations in the relative rights,  powers and duties of the different  series or classes as shall be fixed and determined by the Trustees; and

     WHEREAS,  the Board of  Trustees  of the Trust  desires  to  establish  and designate eight series of shares of beneficial  interest in the Trust; now, therefore, it is:

     RESOLVED,  that,  pursuant  to  Article  III,  Section  6,  of the  Trust's
     Agreement and  Declaration  of Trust,  eight series of shares of beneficial interest  in the Trust are  hereby  established  and  designated  as listed below,  and an  unlimited  number  of shares of  beneficial  interest,  all without par value, are hereby allocated to such series, and each such share shall have all of the  relative  rights,  powers and duties as set forth in the  Agreement  and  Declaration  of Trust of the Trust and any  amendments thereto:

                         AssetMark Large Cap Growth Fund
                         AssetMark Large Cap Value Fund
                       AssetMark Small/Mid Cap Growth Fund
                       AssetMark Small/Mid Cap Value Fund
                       AssetMark International Equity Fund
                      AssetMark Real Estate Securities Fund
                     AssetMark Tax-Exempt Fixed Income Fund
                      AssetMark Core Plus Fixed Income Fund

     IN WITNESS  WHEREOF,  I have  hereunto  set my hand as such  officer of the
Trust as of this 4th day of October, 2006.

                                                   ASSETMARK FUNDS

                                                   By:  /s/ Christine Villas-Chernak

                                                        Christine Villas-Chernak
                                                        Secretary